ABX AIR PURCHASES ELEVEN BOEING 767 AIRCRAFT

FROM DELTA AIR LINES

WILMINGTON, OH -- September 7, 2005 -- ABX Air (NASDAQ:ABXA) announced today that it has committed to purchase eleven Boeing 767-200 passenger aircraft from Delta Air Lines. The aircraft are in addition to the one Boeing 767-200 aircraft that ABX Air purchased and took delivery of from Delta Air Lines in July 2005.

The agreement calls for ABX Air to take delivery of six of the eleven aircraft in calendar year 2006, two in 2007 and three in 2008, with payment due upon the delivery of each aircraft.

ABX Air will use a combination of borrowed and internally generated cash flows to purchase and modify all eleven aircraft for approximately $190 million.

The Company anticipates that Israel Aircraft Industries Ltd. will modify the aircraft from passenger to freighter configuration. The modification will include the installation of a standard cargo door and an increase of the maximum takeoff weight to 351,000 lbs. The last of the eleven aircraft is expected to be in service in the fourth quarter of 2008.

"The Boeing 767-200 freighter has proven to be an extremely reliable and cost effective medium widebody aircraft," said Joe Hete, President & CEO of ABX Air. "The acquisition and modification of these aircraft will permit us to grow our non-DHL air cargo operations and further diversify our revenue base."

ABX Air, Inc. is a cargo airline with a fleet of 116 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX Air became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B.V. In addition to providing airlift capacity and sort center staffing to DHL Express (USA), Inc., ABX Air provides charter and maintenance services to a diverse group of customers. With over 9,000 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air's actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Air's actual results to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to its ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air's filings with the U.S. Securities and Exchange Commission, including ABX Air's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX Air's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact: Quint Turner

ABX Air, Inc.
937-382-5591